As filed with the Securities and Exchange Commission on January 19, 1996

                                Registration Statement No. 33

               SECURITIES AND EXCHANGE COMMISSION
                            FORM S-3
                    REGISTRATION STATEMENT
                             Under
                  THE SECURITIES ACT OF 1933

             NATIONAL PATENT DEVELOPMENT CORPORATION
    (Exact name of registrant as specified in its charter)

       Delaware                               13-1926739
(State or other jurisdiction of             (I.R.S. Employer
incorporation or organization)          Identification
Number)

                     9 West 57th Street
                         Suite 4170
                   New York, New York  10019
                         (212) 826-8500
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Lawrence M. Gordon
                 Vice President and General Counsel
                     9 West 57th Street
                          Suite 4170
                      New York, New York
                         10019 (212) 230-9513
               (Name, address, including zip code,
               and telephone number, including area
               code, of agent for service)


        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form
are being offered pursuant to dividend or interest reinvestment
plans, please check the following box.    / /

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.           /X/

        If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration
statement for the same offering.    / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
/ /

                CALCULATION OF REGISTRATION FEE


Title of                        Proposed    Proposed
each class                      maximum     maximum
of securities      Amount       offering    aggregate    Amount of
to be              to be        price per   offering     Registration
registered         registered   share (1)   price (1)    fee


Common Stock,
par value $.01
per share          37,855       $8 3/4      $331,231.25   $114.22


        (1) Estimated solely for the purpose of calculating the registration fee based on the last sale price of the Common
Stock on January 17, 1996 as reported by AMEX, pursuant to Rule
457(c).

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1993 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated January 19, 1996

                           PROSPECTUS

            NATIONAL PATENT DEVELOPMENT CORPORATION

               37,855 SHARES OF COMMON STOCK

                   PAR VALUE $.01 PER SHARE

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH
DEGREE OF RISK.  SEE "RISK FACTORS" ON PAGES 6-7 OF THIS
PROSPECTUS.


        The shares of Common Stock par value $.01 per share (the "Common Stock") of National Patent Development Corporation, a Delaware corporation the (the "Company") being offered hereby are being sold by stockholder of the Company (the "Selling Stockholder.") The Company will not receive any proceeds from the sale of shares by the Selling Stockholder. See "Selling Stockholder."


        The Common Stock is quoted on the American Stock
Exchange ("AMEX") under the symbol "NPD." On January 17, 1996 the closing price of the Common Stock on AMEX was $8 3/4.


        It is presently anticipated that all of the above referred to shares of Common Stock will be offered from time to time by the Selling Stockholder in one or more transactions AMEX or the Pacific Stock Exchange, Inc., in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices, or at negotiated prices. It is anticipated that broker-dealers participating in sales of the Common Stock will receive ordinary and customary brokerage commissions.

       The date of this Prospectus is ______________, 1996

                      AVAILABLE INFORMATION

       This Prospectus omits certain of the information contained in the Registration Statement relating to the securities offered hereby which is on file with the Securities and Exchange Commission (the "Commission"). The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements, and other information with the Commission. Such Registration Statement, reports, proxy statements, and other information can be inspected, without charge, and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549, and at its regional offices located at 75 Park Place, New York, NY; and 5757 Wilshire Boulevard, Los Angeles, California. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. Such material can also be inspected at the American Stock Exchange, Inc., 86 Trinity Place, New York, New York, and at the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California, on which Exchanges the Company's Common Stock is listed.

              DOCUMENTS INCORPORATED BY REFERENCE

        The following documents filed with the Commission are incorporated by reference into this Prospectus:

(a) the Company's Annual Report on Form l0-K for the year ended December 31, 1994;

(b) the Company's Annual Report on Form 10-K/A for the year ended December 31, 1994; and

(c) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and
        September 30, 1995.

        All documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering, shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such documents.

        Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents which this Prospectus incorporates). Requests should be directed to:
Corporate Secretary, National Patent Development Corporation, 9 West 57th Street, New York, New York 10019, (212) 826-8500.

                         RISK FACTORS
        Investors should consider, among other items, the following factors in connection with a decision to purchase the Common Stock offered hereby.

        (a) Liquidity; Financial Condition. At September 30, 1995, the Company had cash and cash equivalents totaling $6,838,000, of which the Company"s publicly held subsidiaries had cash and cash equivalents totaling approximately $645,000. The cash and cash equivalents of the Company's publicly held subsidiaries are not available for use by the Company. In addition, the Company can borrow approximately $2,000,000 under existing lines of credit.

        The Company has sufficient cash and cash equivalents and borrowing availability under existing lines of credit to satisfy its short term requirements for cash. However, in order for the Company to meet its long-term requirements for cash, which include the repayment of approximately $6,759,000 of 12% Subordinated Debentures (the "12% Debentures") scheduled to mature in July, 1997, the Company must obtain additional funds from various sources. The Company has historically reduced its long-term debt through the issuance of equity securities in exchange for long-term debt. The Company believes that it will be able to fund the scheduled repayment of the 12% Debentures by (i) issuing equity securities, (ii) selling a portion of its marketable long term investments, (iii) obtaining additional funds from its subsidiaries or (iv) entering into new credit arrangements.

        (b) Historical Losses, Retained Earnings Deficit. The Company realized income before income taxes, discontinued operation and extraordinary item of $3,329,000 and $4,190,000 for the quarter and nine months ended September 30, 1995 as compared with a loss of ($1,991,000) and ($6,149,000) for the corresponding periods of 1994. The primary reason for this improvement was due to gains realized during the third quarter of 1995 as a result of the issuance of common stock by Interferon Sciences, Inc. ("ISI") and the initial public offering by GSE Systems, Inc. ("GSE"). At September 30, 1995, the Company owned approximately 22% of ISI and controlled approximately 26% of GSE. In addition, in January 1995, the Company recognized a gain on the sale of 1,666,667 shares of its GTS Duratek, Inc. ("Duratek") common stock. However, since 1987, the Company has experienced losses before income taxes, discontinued operations and extraordinary items. These losses were the result of operating losses at certain of its subsidiaries, which were not wholly offset by operating profits from certain of its other subsidiaries. The Company"s current strategy is to consolidate certain related operating businesses and to improve their operating results, while continuing to make investments in new ventures or make selected divestitures of its investments based on market conditions.

        As of September 30, 1995, the Company had stockholders' equity of $69,092,000 and a deficit of $52,267,000. Losses in future years may adversely affect the Company"s ability to fund its operations and to repay the 12% Debentures.

        (c) Holding Company; Dependence on Subsidiaries. The Company is primarily a holding company, which is a legal entity separate and distinct from its various operating subsidiaries. As a holding company, the Company is dependent upon management fees, dividends, payments or advances from operating subsidiaries and its ability to divest itself of certain of its marketable investments as its primary source of cash to service outstanding debt and to fund its operations. The ability of the Company to obtain cash from an operating subsidiary depends upon, among other factors, the operating results of the subsidiary, restrictions on payments to the Company imposed by creditors of the subsidiary, restrictions on payments to the Company imposed by other agreements governing the subsidiary and the degree of dilution of dividend payments resulting from public ownership of equity securities of the subsidiary. In addition, the ability of the Company to divest itself of its marketable long term investments is subject to prevailing market conditions and the forced sale of a significant number of shares of common stock of any such marketable investment may adversely affect the total proceeds received by the Company from any such sale.

                          THE COMPANY

        The Company is primarily a holding company, which is a legal entity separate and distinct from its various operating subsidiaries. The Company's operations consist of three operating business segments: Physical Science, Distribution and Optical Plastics. The Company also has an investment in one company in the health care industry and an investment in one company in the environmental technology and consulting area. In addition, the Company owns approximately 54% of the outstanding shares of common stock of a company that distributes generic pharmaceutical products in Russia.

        The Company's Physical Science Group consists of (i)
SGLG, Inc. (formerly GPS Technologies, Inc.) ("SGLG"), an approximately 92% owned subsidiary, and (ii) General Physics, an approximately 56% owned subsidiary.

        General Physics provides a wide range of personal training, engineering, environmental and technical support services to commercial nuclear and fossil power utilities, the United States Departments of Defense and Energy, Fortune 500 companies and other commercial and governmental customers. SGLG is a holding company that has a 19% interest in GSE Systems, Inc., a software simulator company, and in addition owns a small finance subsidiary.

        The Company's Distribution Group, incorporated under the name Five Star Group, Inc. ("Five Star"), is engaged in the wholesale distribution of home decorating, hardware and finishing products.

        The Company's Optical Plastics Group, through its whollyowned subsidiary MXL Industries, Inc. ("MXL"), manufactures molded and coated optical products, such as shields and face masks and non-optical plastic products.

        In addition, the Company has a division, Hydro Med
Sciences ("HMS"), involved in the manufacture of medical devices, drugs and cosmetic polymer products.

     The Company's investment in the health care industry consists of an approximate 22% investment in ISI. ISI is a biopharmaceutical company currently engaged in the manufacture and sale of ALFERON N Injection, the only product approved by the United States Food and Drug Administration (the "FDA") that is based upon the natural source, multi-species alpha interferon "(Natural Alpha Interferon"). ALFERON N Injection is approved for the treatment of certain types of genital warts and is also being developed by the Company for the potential treatment of hepatitis C, hepatitis B, HIV, multiple sclerosis, cancers and other indications. ISI also is developing ALFERON N Gel and ALFERON LDO, its topical and oral formulations of Natural Alpha Interferon.

      The Company currently owns approximately 31% of the outstanding shares of common stock of Duratek. Duratek's operations consist of two operating groups: (1) the Technology Group is engaged in converting radioactive, hazardous and mixed (both radioactive and hazardous) waste to glass, using in-furnace vitrification processes, and removing radioactive and/or hazardous contaminants from waste water and other liquids using filtration and ion exchange processes, and (2) the Services Group is engaged in consulting, engineering, training and staff augmentation services. Duratek provides services and technologies for various utility, industrial, governmental and commercial clients.

        The Company owns approximately 54% of the outstanding common stock of American Drug Company ("ADC"), which was organized in 1993 as a wholly-owned subsidiary of the Company to initiate marketing activities for American generic pharmaceuticals and medical pharmaceuticals in Russia and the Commonwealth of Independent States (the "CIS"). ADC's subsidiary, NPD Trading (USA) Inc. provides consulting services to western businesses in Russia and Eastern Europe. ADC sells American-made generic pharmaceutical and health care products under its own label in Russia and the CIS.

                        USE OF PROCEEDS

        The Company will receive none of the proceeds from the sale of the Common Stock offered by the Selling Securities
Holders and will pay all of the expenses of this offering.

                      SELLING STOCKHOLDER

     The following table sets forth certain information as of the date of this Prospectus with respect to the Selling Stockholder. The shares to be sold by the Selling Stockholder represents shares of Common Stock currently owned by the Selling Stockholder. Beneficial ownership after this offering will depend on the number of shares sold by the Selling Stockholder.

                        Number of Shares
                        Beneficially Owned   Percentage of    Number of
Name and Address        Prior to This        Class Prior to   Shares
of Beneficial Owner     Offering             This Offering    Offered

Ryder, Inc.             37,855(1)            (2)              37,855(1)

1) Consists of shares issuable pursuant to a court imposed settlement agreement between the Company and Ryder, Inc.
whereby the Company is required to pay Ryder, Inc. $300,000 per year over a ten year period which commenced on January 15, 1988.

2)   Less than 1%.

     The sale of shares of Common Stock by the Selling Stockholder may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Stockholder) in the over-the-counter market or in negotiated transactions, through the writing of options on such shares, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

     Selling Stockholder may effect such transactions by selling its shares directly to purchasers, through broker-dealers acting as agents for the Selling Stockholder, or to broker-dealers who may purchase shares as principals and thereafter sell the shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholder and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

     The Selling Stockholder and broker-dealers, if any, acting in connection with such sale might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any such commission received by them and profit on the resale of such shares might be deemed to be underwriting discounts and commissions under the Securities Act.


                 DESCRIPTION OF CAPITAL STOCK

Common and Class B Stock

     On September 20, 1995, the Company"s stockholders and
Board of Directors approved the proposal to amend the Company's Restated Certificate of Incorporation to effect a one-for-four reverse stock split of its Common Stock. The reverse stock split was effective on October 6, 1995 (the "Effective Date"). As of September 20, 1995, there were 27,115,240 shares of common stock outstanding and after the Effective Date there were approximately 6,778,810 shares of Common Stock outstanding.

   On the Effective Date, the shares of common stock held by stockholders of record were converted into the amount of whole shares of new common stock equal to the number of their shares divided by four, with any fractional shares rounded up to the next whole share.

          As of January 11, 1996, the Company had outstanding two classes of common stock: 6,629,159 shares of Common Stock, par value $.01 per share, entitled to one vote per share on all matters, and 62,500 shares of Class B Capital Stock, par value $.01 per share ("Class B Stock"), entitled to ten votes per share on all matters, without distinction between classes except when approval of a majority of each class is required by statute. The Class B Stock is convertible at any time into shares of Common Stock on a share for share basis.

          Since the Common Stock and Class B Stock do not have cumulative voting rights, the holders of shares having more than 50% of the voting power, if they choose to do so, may elect all the directors of the Company and the holders of the remaining shares would not be able to elect any directors.

          The holders of Common Stock and Class B Stock are entitled to share equally in any dividends (other than stock dividends) that may be declared, and if any stock dividends are declared, they are to be declared and paid at the same rate on each class of stock in the shares of such class. In the event of liquidation, dissolution or winding up of the Company, the holders of the Common Stock and the Class B Stock are entitled to share equally in the corporate assets available for distribution to stockholders. None of the shares of either class has any preemptive or redemption rights or sinking fund provisions applicable to it, and all the presently outstanding shares are fully paid and non-assessable.

       Certain of the Company's borrowing agreements and indentures contain restrictions on dividends and on the repurchase by the Company of its Common Stock or Class B Stock.
On March 22, 1989 the Board of Directors of the Company determined that the Company would omit its regular dividend commencing with the first quarter ended March 31, 1989.

Preferred Stock

          The Company is authorized to issue l0,000,000 shares, par value $.0l per share, of preferred stock. There are presently no shares of Preferred Stock issued. To the extent that any shares of Preferred Stock may be issued, such Preferred Stock may (i) have priority over Common Stock with respect to dividends and the assets of the Company upon liquidation; (ii) have significant voting power; (iii) provide for representation of the holders of the Preferred Stock on the Company's Board of Directors upon the occurrence of certain events;
and (iv) require the approval of the holders of the Preferred Stock for the taking of certain corporate actions, such as mergers.

Transfer Agent and Registrar

          Harris Trust Company of New York is the transfer agent and registrar for the Common Stock.


                         LEGAL OPINION

          Andrea D. Kantor, Esq., Associate General Counsel of the Company, has passed upon the legality of the Common Stock of the Company being offered hereby. Ms. Kantor owns 625 shares of Common Stock and has options to purchase 4,375 shares of Common Stock under the Company's Non-Qualified Stock Option Plan, all of which are currently exercisable.

                            EXPERTS

          The audited consolidated financial statements and schedules of the Company at December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, incorporated by reference herein have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

                         MISCELLANEOUS

          No person has been authorized to give any information or to make any representations, other than as set forth in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company.

          Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of these securities to any person in any jurisdiction in which such offer or solicitation may not lawfully be made and does not constitute an offer of any securities other than those to which it relates.

                    ADDITIONAL INFORMATION

          The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the shares of Common Stock being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the Rules and Regulations of the Commission. For further information with respect to the Company and the offering, reference is made to the Registration Statement, including exhibits incorporated therein by reference or filed as part thereof, copies of which may be obtained from the Commission's principal office in Washington, D.C. at prescribed rates, or, under certain circumstances, from the Company.

                            PART II

          INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

          The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, of which there are none) are as follows:

SEC Registration Fee              $  114.22
Accounting Fees and Expenses       2,500.00
Miscellaneous Expenses               385.78
TOTAL:                            $3,000.00

Item 15.  Indemnification of Directors and Officers.

        Section l45 of the Delaware General Corporation Law, as amended, grants each corporation organized thereunder certain powers to indemnify its officers and directors against liability for certain of their acts. Article ELEVEN of the Company's Restated Certificate of Incorporation and Article III, Section l5 of the by-laws of the Company, provide that the Company shall, to the full extent permitted by law or to the extent that a court of competent jurisdiction shall deem proper or permissible under the circumstances, whichever is greater, indemnify all directors, officers, incorporators, employees, or agents of the Company.

        In addition, Section l02 of the Delaware General Corporation Law permits corporations, through provisions in their certificates of incorporation, to limit the monetary liability of directors. Article TWELVE of the Company's Restated Certificate of Incorporation provides that no director of the Company shall be liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section l74 of the Delaware General Corporation Law or
(iv) for any transaction from which the director derived an improper benefit.

      The Company has purchased Director's and Officers' Liability Insurance, including a Company Reimbursement Policy. Subject to the policy conditions, the insurance provides coverage for amounts payable by the Company to its directors and officers pursuant to the Company's by-laws.


Item l6.  Exhibits

5.1          Opinion of Andrea D. Kantor, Esq., Associate General
             Counsel, Registrant, as to the legality of the securities being registered*

23.1         Consent of Independent Auditors*

23.2         Consent of Andrea D. Kantor (included in Exhibit 5.1)*

*Filed herewith.


Item 17.     Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        A. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        B. The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement
(i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

        Provided, however, that paragraphs B(1)(i) and
(B)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                          SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and the State of New York, on this 18th day of January 1996.


                                   NATIONAL PATENT DEVELOPMENT
                                   CORPORATION
                                   (Registrant)
                                   Jerome I. Feldman
                                   President and Chief
                                   Executive Officer

       Pursuant to the requirements of the Securities Act of l933, the Registration Statement has been signed by the following persons in their capacities on January 19, 1996.


SIGNATURES                       TITLE



Jerome I. Feldman               President and Chief
                                Executive Officer and Director
                                (Principal Executive Officer)


Martin M. Pollak                Executive Vice President and
                                Treasurer and Director


Scott N. Greenberg              Vice President, Chief
                                Financial Officer and Director
                                (Principal Financial
                                and Accounting Officer)

Ogden R. Reid                   Director